EXHIBIT 99.1

Strata Skin Sciences Announces Appointment of New VP of Marketing

Horsham, Pa., August 2, 2021 — STRATA Skin Sciences, Inc. (NASDAQ: SSKN) (“STRATA” or the “Company”), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced the appointment of Brent Cowgill as Vice President of Marketing.

“We are delighted to welcome Mr. Cowgill to the STRATA team,” said Robert J. Moccia, Chief Executive Officer of STRATA. “His extensive background in healthcare sales and marketing will prove to be invaluable in the execution of our strategic marketing efforts to both customers and dermatologists. One of our highest priorities at STRATA is driving superior commercial execution and we believe that Brent is the ideal leader to help us achieve and maintain this goal.”

Mr. Cowgill has over 20 years of healthcare sales and marketing experience. Prior to joining STRATA he managed Vantage Marketing, a healthcare consulting firm which he founded 9 years ago, that focused on commercializing prescription treatments in the U.S. market. Brent has held various commercial positions at both Fortune 500 and emerging healthcare companies. His roles and responsibilities, while varied, stayed focused on supporting the strategic and commercial efforts at companies such as Graceway Pharmaceuticals, Bioglan Pharmaceuticals, and Bristol Myers Squibb. Mr. Cowgill holds a B.S. degree in Marketing from Bowling Green State University.

“I am very excited to join the STRATA team,” said Mr. Cowgill. “I look forward to helping STRATA expand its presence within the dermatology market while building upon XTRAC's commercial success as the market’s leading excimer laser technology used to treat several chronic skin conditions that afflict millions of people worldwide.”

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

Investor Contact
Leigh Salvo
(415) 937-5404
ir@strataskin.com